Exhibit 1

24/7 Banking

Pillar 3 Report

INCORPORATING
THE REQUIREMENTS
OF APS330

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

DECEMBER 2014

Westpac GROUP

EST. 1817

BankSA

Pillar 3 report Table of contents

Executive summary	3
Introduction	4
Group structure	5
Capital overview	7
Credit risk exposures	10
Securitisation	14
Appendix I – APS330 Quantitative requirements	16
Disclosure regarding forward-looking statements	17

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

2 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report Executive summary

Summary

Westpac’s common equity Tier 1 (CET1) capital ratio was 8.4% at 31 December 2014. The ratio was lower than the 9.0% recorded at 30 September 2014. This is consistent with the normal quarterly pattern following the payment of the 2014 final dividend which reduced capital ratios by 73 basis points (net of shares issued under the dividend reinvestment plan). Organic capital generation reflected three months of earnings, movements in capital deductions and 4% higher risk weighted assets (RWA).

%	31 December 2014	30 September 2014
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	8.4	9.0
Additional Tier 1 capital	1.5	1.6
Tier 1 capital ratio	9.9	10.6
Tier 2 capital	1.7	1.7
Total regulatory capital ratio	11.6	12.3

This quarter, RWA increased $13.1bn (or 4%) due to a rise in credit RWA of $15.2bn, with non-credit RWA $2.1bn lower.  The rise in credit RWA was principally due to:

▪      $3.6bn from the depreciation in the Australian dollar;

▪      Changes to the determination of probability of default for residential mortgages which lifted mortgage RWA by $8.5bn. The changes lifted the ratio of residential mortgages RWA to exposure at default (EAD) to 16%;

▪      Growth in the portfolio (outside of impacts above) added $4.7bn to credit RWA over the quarter; and

▪      Improvements in asset quality led to a reduction in RWA of $2.8bn.

Most of the $2.1bn decline in non-credit RWA was due to lower interest rate risk in the banking book due to a higher embedded gain resulting from falling market interest rates.

$m	31 December 2014	30 September 2014
Credit risk	296,646	281,459
Market risk	8,589	8,975
Operational risk	29,421	29,340
Interest rate risk in the banking book	5,855	7,316
Other	3,997	4,297
Total	344,508	331,387

Over the December 2014 quarter, EAD increased $26.8bn (up 3%). Most of the rise was due to the depreciation in the Australian dollar and growth in residential mortgage lending.

Westpac Group December 2014 Pillar 3 Report | 3

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 31 December 2014

This report describes Westpac’s risk management practices1 and presents the prudential assessment of Westpac’s capital adequacy as at 31 December 2014. The sections are arranged as follows:

▪      ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪      ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪      ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures including impaired and past due loans and loan impairment provisions; and

▪      ‘Securitisation’ explains how Westpac participates in the securitisation market.

A cross-reference between the quantitative disclosures in this report required under Attachment C of APS330 is provided in Appendix I on page 16.

Capital instruments included in regulatory capital

The reporting requirements for capital instruments under Attachment B of APS330 can be found on the regulatory disclosures section of the Westpac website2 and are not included within this report. These disclosures are updated when the following occurs:

▪                  A new capital instrument is issued that will form part of regulatory capital; or

▪                  A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

1       Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

2       http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

4 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪                  Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪                  Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

▪                  Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪	insurance;

▪	acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪	non-financial (commercial) operations; or

▪	special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1       APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2       Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

3       Refer to Note 1 of Westpac’s 2014 Annual Report for further details.

Westpac Group December 2014 Pillar 3 Report | 5

Pillar 3 report Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, are designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1       Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2       For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

6 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report
Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪                  the development of a capital management strategy, including preferred capital range1, capital buffers and contingency plans;

▪                  consideration of both economic and regulatory capital requirements;

▪                  a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪                  consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s capital adequacy ratios

	31 December	30 September	31 December
%	2014	2014	2013
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	8.4	9.0	8.3
Additional Tier 1 capital	1.5	1.6	1.5
Tier 1 capital ratio	9.9	10.6	9.8
Tier 2 capital	1.7	1.7	1.5
Total regulatory capital ratio	11.6	12.3	11.3

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	8.4	9.2	8.5
Additional Tier 1 capital	1.7	1.8	1.6
Tier 1 capital ratio	10.1	11.0	10.1
Tier 2 capital	1.9	1.9	1.6
Total regulatory capital ratio	12.0	12.9	11.7

Westpac New Zealand Limited’s capital adequacy ratios

	31 December	30 September	31 December
%	2014	2014	2013
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.4	11.9	11.9
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.4	11.9	11.9
Tier 2 capital	-	-	-
Total regulatory capital ratio	11.4	11.9	11.9

1           Further detail on the preferred capital range is provided in section 2.5 Capital and Dividends in the Westpac Group Full Year 2014 ASX Profit Announcement on page 37.

Westpac Group December 2014 Pillar 3 Report | 7

Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

31 December 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	73,660	4,367	78,027	6,242
Business lending	32,907	1,316	34,223	2,738
Sovereign	1,477	976	2,453	197
Bank	8,840	144	8,984	719
Residential mortgages	72,810	3,074	75,884	6,071
Australian credit cards	6,156	-	6,156	492
Other retail	12,728	4,710	17,438	1,395
Small business	6,571	-	6,571	526
Specialised lending	51,984	331	52,315	4,185
Securitisation	4,392	-	4,392	351
Mark-to-market related credit risk[3]	-	10,203	10,203	816
Total	271,525	25,121	296,646	23,732
Market risk			8,589	687
Operational risk[4]			29,421	2,354
Interest rate risk in the banking book			5,855	468
Other assets[5]			3,997	320
Total			344,508	27,561

30 September 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	70,199	4,679	74,878	5,990
Business lending	33,125	1,213	34,338	2,747
Sovereign	1,627	851	2,478	198
Bank	8,745	121	8,866	709
Residential mortgages	63,071	2,830	65,901	5,272
Australian credit cards	6,069	-	6,069	486
Other retail	10,653	4,735	15,388	1,231
Small business	6,311	-	6,311	505
Specialised lending	53,162	318	53,480	4,279
Securitisation	4,845	-	4,845	388
Mark-to-market related credit risk[3]	-	8,905	8,905	712
Total	257,807	23,652	281,459	22,517
Market risk			8,975	718
Operational risk			29,340	2,347
Interest rate risk in the banking book			7,316	585
Other assets[5]			4,297	344
Total			331,387	26,511

1           Capital requirements are expressed as 8% of total risk weighted assets.

2           Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3           Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4           APRA approved the AMA approach for the calculation of Lloyds operational risk RWA from December 2014.

5           Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

8 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report
Capital overview

31 December 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate[3]	70,113	4,692	74,805	5,984
Business lending	33,995	1,202	35,197	2,816
Sovereign	1,421	863	2,284	183
Bank	8,865	150	9,015	721
Residential mortgages	60,990	2,285	63,275	5,062
Australian credit cards	5,936	-	5,936	475
Other retail[4]	9,992	4,615	14,607	1,169
Small business	6,390	-	6,390	511
Specialised lending	47,349	248	47,597	3,808
Securitisation	5,273	-	5,273	422
Mark-to-market related credit risk[5]	-	7,996	7,996	640
Total	250,324	22,051	272,375	21,791
Market risk			10,158	813
Operational risk[6]			28,614	2,289
Interest rate risk in the banking book			6,106	488
Other assets[7]			3,660	293
Total			320,913	25,674

1           Capital requirements are expressed as 8% of total risk weighted assets.

2           Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3           The Lloyds acquisition at 31 December 2013 added $1,498 million of risk weighted assets from Lloyds corporate loan portfolio which is measured applying the IRB approach and $3,660 million from Lloyds asset finance portfolios which is currently measured applying the standardised approach.

4           The Lloyds acquisition at 31 December 2013 added $3,389 million of risk weighted assets from Lloyds asset finance portfolios which is currently measured applying the standardised approach.

5           Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

6           The Lloyds acquisition at 31 December 2013 added $490 million operational risk RWA.

7           Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group December 2014 Pillar 3 Report | 9

Pillar 3 report

Credit risk exposures

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	128,676	73,660	810	482	504	232	19
Business lending	48,902	32,907	771	445	454	229	16
Sovereign	54,858	1,477	2	2	-	-	-
Bank	32,895	8,840	23	18	5	5	-
Residential mortgages	467,509	72,810	904	759	255	95	20
Australian credit cards	20,647	6,156	319	254	88	65	63
Other retail	13,975	12,728	583	500	136	89	45
Small business	17,019	6,571	196	119	104	44	15
Specialised Lending	60,052	51,984	1,122	600	704	236	21
Securitisation	21,213	4,392	-	-	3	-	-
Standardised[2]	18,735	25,121	-	-	97	41	13
Total	884,481	296,646	4,730	3,179	2,350	1,036	212

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss [1]	exposures	Loans	Loans	ended
Corporate	120,132	70,199	827	475	504	251	171
Business lending	48,476	33,125	768	470	467	215	234
Sovereign	51,746	1,627	3	3	-	-	-
Bank	32,565	8,745	22	17	5	5	-
Residential mortgages	455,481	63,071	811	680	238	94	121
Australian credit cards	20,383	6,069	304	246	78	58	288
Other retail	12,418	10,653	456	380	129	83	190
Small business	16,689	6,311	213	108	94	42	72
Specialised Lending	59,188	53,162	1,232	681	738	255	174
Securitisation	22,109	4,845	-	-	3	-	-
Standardised[2]	18,430	23,652	-	-	84	44	52
Total	857,617	281,459	4,636	3,060	2,340	1,047	1,302

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss [1]	exposures	Loans	Loans	ended
Corporate	116,539	70,113	966	516	704	355	43
Business lending	50,066	33,995	895	466	636	339	42
Sovereign	40,938	1,421	3	3	-	-	-
Bank	35,017	8,865	15	10	5	5	-
Residential mortgages	432,975	60,990	806	664	311	114	27
Australian credit cards	19,694	5,936	315	251	84	62	67
Other retail	11,857	9,992	429	354	117	76	44
Small business	16,676	6,390	207	107	98	46	12
Specialised Lending	52,119	47,349	1,470	649	1,118	377	56
Securitisation	22,657	5,273	-	-	-	-	-
Standardised[2]	17,431	22,051	-	-	169	102	1
Total	815,969	272,375	5,106	3,020	3,242	1,476	292

1      Includes regulatory expected losses for defaulted and non-defaulted exposures.

2      Includes mark-to-market related credit risk.

10 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report
Credit risk exposures

Exposure at Default by major type

31 December 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	57,880	53,845	16,951	128,676	124,404
Business lending	37,085	11,817	-	48,902	48,689
Sovereign	49,620	2,646	2,592	54,858	53,302
Bank	16,092	2,326	14,477	32,895	32,730
Residential mortgages	391,959	75,550	-	467,509	461,495
Australian credit cards	10,279	10,368	-	20,647	20,515
Other retail	11,010	2,965	-	13,975	13,197
Small business	13,058	3,961	-	17,019	16,854
Specialised lending	46,862	13,190	-	60,052	59,620
Securitisation[2]	15,105	5,979	129	21,213	21,661
Standardised	17,196	1,539	-	18,735	18,583
Total	666,146	184,186	34,149	884,481	871,050

30 September 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	54,013	51,121	14,998	120,132	115,250
Business lending	37,409	11,067	-	48,476	49,739
Sovereign	46,182	3,272	2,292	51,746	43,660
Bank	15,496	1,806	15,263	32,565	32,862
Residential mortgages	382,388	73,093	-	455,481	439,987
Australian credit cards	10,057	10,326	-	20,383	19,918
Other retail	10,622	1,796	-	12,418	12,053
Small business	12,926	3,763	-	16,689	16,753
Specialised lending	45,418	13,770	-	59,188	54,629
Securitisation[2]	14,787	7,243	79	22,109	22,546
Standardised	16,975	1,455	-	18,430	16,229
Total	646,273	178,712	32,632	857,617	823,626

31 December 2013	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[4]
Corporate	51,821	53,100	11,618	116,539	112,998
Business lending	38,408	11,658	-	50,066	50,353
Sovereign	36,004	3,281	1,653	40,938	38,145
Bank	18,977	2,122	13,918	35,017	32,824
Residential mortgages	363,466	69,509	-	432,975	428,347
Australian credit cards	9,901	9,793	-	19,694	19,493
Other retail	10,114	1,743	-	11,857	11,653
Small business	12,757	3,919	-	16,676	16,674
Specialised lending	41,026	11,093	-	52,119	51,217
Securitisation[2]	14,723	7,743	191	22,657	22,807
Standardised	16,049	1,382	-	17,431	13,568
Total	613,246	175,343	27,380	815,969	798,079

1      Average is based on exposures as at 31 December 2014 and 30 September 2014.

2      The EAD associated with securitisation is for the banking book only.

3      Average is based on exposures as at 30 September 2014, 30 June 2014, 31 March 2014, 31 December 2013 and 30 September 2013.

4      Average is based on exposures as at 31 December 2013 and 30 September 2013.

Westpac Group December 2014 Pillar 3 Report | 11

Pillar 3 report
Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

31 December 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	843	193	1,036	NA	1,036
for defaulted but not impaired loans	NA	108	108	NA	108
General Reserve for Credit Loss	NA	2,383	2,383	105	2,488
Total provisions for impairment charges	843	2,684	3,527	105	3,632

30 September 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	867	180	1,047	NA	1,047
for defaulted but not impaired loans	NA	114	114	NA	114
General Reserve for Credit Loss	NA	2,320	2,320	133	2,453
Total provisions for impairment charges	867	2,614	3,481	133	3,614

31 December 2013	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,286	190	1,476	NA	1,476
for defaulted but not impaired loans	NA	128	128	NA	128
General Reserve for Credit Loss	NA	2,353	2,353	142	2,495
Total provisions for impairment charges	1,286	2,671	3,957	142	4,099

12 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report

Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
31 December 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	3 months ended
Corporate	56	504	232	46%	19
Business lending	259	454	229	50%	16
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,583	255	95	37%	20
Australian credit cards	-	88	65	74%	63
Other retail	-	136	89	65%	45
Small business	82	104	44	42%	15
Specialised lending	144	704	236	34%	21
Securitisation	-	3	-	-	-
Standardised	34	97	41	42%	13
Total	2,158	2,350	1,036	44%	212

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	81	504	251	50%	171
Business lending	249	467	215	46%	234
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,607	238	94	39%	121
Australian credit cards	-	78	58	74%	288
Other retail	2	129	83	64%	190
Small business	87	94	42	45%	72
Specialised lending	181	738	255	35%	174
Securitisation	-	3	-	-	-
Standardised	34	84	44	52%	52
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 December 2013	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	3 months ended
Corporate	72	704	355	50%	43
Business lending	414	636	339	53%	42
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,506	311	114	37%	27
Australian credit cards	-	84	62	74%	67
Other retail	-	117	76	65%	44
Small business	85	98	46	47%	12
Specialised lending	241	1,118	377	34%	56
Securitisation	-	-	-	-	-
Standardised	20	169	102	60%	1
Total	2,338	3,242	1,476	46%	292

Westpac Group December 2014 Pillar 3 Report | 13

Pillar 3 report
Securitisation

Banking book summary of securitisation activity by asset type

	For the 3 months ended
31 December 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	15,537	-
Credit cards	-	-
Auto and equipment finance	192	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	15,729	-

	For the 12 months ended
30 September 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	33,116	-
Credit cards	-	-
Auto and equipment finance	1,302	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	34,418	-

	For the 3 months ended
31 December 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	2,423	-
Credit cards	-	-
Auto and equipment finance	948	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	3,370	-

Banking book summary of on and off-balance sheet securitisation by exposure type

31 December 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,350	-	7,350
Liquidity facilities	43	-	2,253	2,296
Funding facilities	7,700	-	3,578	11,278
Underwriting facilities	12	-	148	160
Lending facilities	-	-	129	129
Warehouse facilities	-	-	-	-
Total	7,755	7,350	6,108	21,213

30 September 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,036	-	7,036
Liquidity facilities	1	-	3,010	3,011
Funding facilities	7,737	-	4,086	11,823
Underwriting facilities	13	-	147	160
Lending facilities	-	-	79	79
Warehouse facilities	-	-	-	-
Total	7,751	7,036	7,322	22,109

14 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report
Securitisation

31 December 2013	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,804	30	6,834
Liquidity facilities	21	-	3,231	3,252
Funding facilities	7,122	-	5,057	12,179
Underwriting facilities	16	-	184	200
Lending facilities	-	-	191	191
Warehouse facilities	-	-	-	-
Total	7,159	6,804	8,693	22,656

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 December 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	33	379	-	412
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	42	42
Other derivatives	-	-	110	110
Total	33	379	152	564

30 September 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	22	726	-	748
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	137	137
Total	22	726	169	917

31 December 2013	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	271	466	-	737
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	39	39
Other derivatives	-	-	172	172
Total	271	466	211	948

1

EAD associated with trading book securitisation is not included in EAD by major type on page 11. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

Westpac Group December 2014 Pillar 3 Report | 15

Pillar 3 report Appendix I - APS330 Quantitative Requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 Attachment C reference		Westpac disclosure	Page

Table 3:	(a) to (e)	Capital requirements	8
Capital Adequacy	(f)	Westpac’s capital adequacy ratios	7
		Capital adequacy ratios of major subsidiary banks	7

Table 4:	(a)	Exposure at Default by major type	11
Credit Risk - general disclosures	(b)	Impaired and past due loans	13
	(c)	General reserve for credit loss	12

Table 5:	(a)	Banking Book summary of securitisation activity by asset type	14
Securitisation exposures	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	14
		Trading Book summary of on and off-balance sheet securitisation by exposure type	15

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 December 2014	30 September 2014	31 December 2013
USD	0.8192	0.8768	0.8934
GBP	0.5264	0.5384	0.5421
NZD	1.0454	1.1195	1.0866
EUR	0.6739	0.6904	0.6478

16 | Westpac Group December 2014 Pillar 3 Report

Pillar 3 report Disclosure regarding forward-looking statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪	the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪

the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪	market volatility, including uncertain conditions in funding, equity and asset markets;

▪	adverse asset, credit or capital market conditions;

▪	changes to our credit ratings;

▪	levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪	market liquidity and investor confidence;

▪

changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪	the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪	information security breaches, including cyberattacks;

▪	reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪	the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪	the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪	the incidence or severity of Westpac insured events;

▪	the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪	internal and external events which may adversely impact our reputation;

▪	changes to the value of our intangible assets;

▪	changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪	the success of strategic decisions involving business expansion and integration of new businesses; and

▪	various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section ‘Risk factors’ in Westpac’s 2014 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

Westpac Group December 2014 Pillar 3 Report | 17